Exhibit 10.67

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter "Settlement Agreement") is made and entered into this 29 day of October 2002 ("Effective Date") by and between Pac-West Telecomm, Inc. ("Pac-West"), a California corporation, and SBC Telecommunications, Inc. on behalf of and as agent for Pacific Bell Telephone Company ("Pacific"). Pac-West and Pacific are referred to individually herein as a "Party" and collectively herein as the "Parties." Capitalized terms not defined herein shall have the meaning ascribed to them in the applicable Interconnection Agreement.

PREAMBLE

WHEREAS, the Parties entered into a Local Interconnection Agreement dated March 15, 1996, and effective June 29, 1996 (the "1996 Agreement");

WHEREAS, the Parties entered into a Local Interconnection Agreement dated June 24, 1999, and effective June 29, 1999 (the "1999 Agreement");

WHEREAS, Pacific has disputed the amounts owed by Pacific to Pac-West (including, without limitation, amounts for tandem switching and transport described below) for any and all traffic including, without limitation, Local, Internet Service Provider ("ISP"), and intrastate IntraLATA Toll traffic (excluding interstate, InterLATA, operator services and Feature Group A traffic) (collectively the "Traffic") transported to and/or terminated by Pac-West for the entire period prior to September I, 2002 ("Pacific Volume of Minute Dispute");

WHEREAS, the Parties disagree as to whether Pac-West is entitled to receive any compensation from Pacific for tandem switching and transport on any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to September 1, 2002 ("Pacific Tandem Rate Dispute");

WHEREAS, Pac-West acknowledges and agrees that all amounts invoiced by Pacific as of the effective date of this Settlement Agreement to Pac-West for any and all Traffic transported to and/or terminated by Pacific for the entire period prior to September 1, 2002, are due and owing, but Pac-West disputes it owes Pacific any additional unbilled amounts for such Traffic for the entire period prior to September 1, 2002 ("Pac-West Compensation Dispute");

WHEREAS, the Parties disagree as to whether Pac-West is entitled to recover certain Network Interconnection Charges ("NIC") on Traffic for the entire period prior to September 1, 2002, including, but not limited to, the charges described in Pac-West Telecomm Inc. v. Pacific Bell Telephone Company, Case No. 02-01-016 ("NIC Dispute");

WHEREAS, Pac-West (i) purchased certain DS-3 facilities from Pacific and subsequently purchased a SONET facility from Pacific, (ii) Pacific would not allow Pac- West to move certain local interconnection traffic on to the SONET facility without an amendment to its 1996 Agreement, and (iii) Pac-West, therefore, claimed Pacific inappropriately charged Pac-West for both the SONET facility and the DS-3 facilities carrying local interconnection traffic for the entire period prior to September 1, 2002 ("SONET Dispute");

WHEREAS, Parties disagree whether Pacific is required to provide all facilities for the transport of the local interconnection trunks to Pac- West's point of interconnection ("POI") and whether Pacific should credit Pac-West for the associated charges for certain SONET facilities ordered by Pac-West used to carry local interconnection trunks to its POI for the entire period prior to September 1,2002 ("Interconnection Dispute");

WHEREAS, the above mentioned disputes shall be referred to herein collectively as the "Disputes;" and

WHEREAS, the Parties have resolved amicably differences between them concerning the Disputes and corresponding charges.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the other, Pac-West and Pacific, each intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

1. The foregoing Recitals are hereby incorporated into and made a part of this Settlement Agreement.

2. Subject to the reservation of rights as set forth below, Pacific shall pay to Pac-West within five (5) business days of receipt by Pacific of this Settlement Agreement signed by Pac-West, the sum of Twelve Million Twenty-Six Thousand One Hundred Fifty-Eight Dollars ($12,026,158.00) ("Settlement Amount"). Pursuant to the terms of Paragraph 4 below, Pacific and Pac-West shall also notify the California Public Utilities Commission ("CPUC") to release to Pac- West Three Million Seven Hundred Seventy- Three Thousand Eight Hundred Forty-Two Dollars and Nine Cents ($3,773,842.09) deposited by Pacific with the CPUC and any interest accrued thereon while deposited with the CPUC ("Escrow Notice"). This entire sum, Fifteen Million Eight Hundred Thousand and Nine Cents ($15,800,000.09), shall apply as payment in full of any and all charges including, without limitation, Late Payment Charges that Pac-West asserts Pacific owes (whether billed, unbilled, known or unknown or otherwise) for (i) the Pacific Volume of Minute Dispute, (ii) the NIC Dispute, (iii) the Pacific Tandem Rate Dispute, (iv) the SONET Dispute, and (v) the Interconnection Dispute. This entire sum shall also apply as payment in full of any and all charges including without limitation, Late Payment Charges that Pacific asserts Pac-West owes (whether billed, unbilled, known or unknown or otherwise) for the Pac-West Compensation Dispute.

3. Each Party shall credit, where applicable, the balance of charges on the invoices covered by this Settlement Agreement immediately following the receipt of the Settlement Amount and submission of Escrow Notice. As a result, pursuant to this Settlement Agreement, upon payment of the Settlement Amount by Pacific, submission of the Escrow Notice, and issuance of credit by Pac- West, the balance of charges, credits and payments due from Pacific to Pac-West shall be zero (0) for (i) any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to September 1, 2002, (ii) for tandem switching and transport on any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to September 1, 2002, (iii) any NIC Charges on Traffic for the entire period prior to September 1, 2002, (iv) any charges or credits associated with the SONET facility and the DS-3 facilities carrying local interconnection traffic for the entire period prior to September 1,2002, and (v) any charges or credits for local interconnection trunks to transport traffic to Pac-West' s POI for the entire period prior to September 1, 2002. In addition, pursuant to this Settlement Agreement, upon payment of the Settlement Amount by Pacific submission of the Escrow Notice, payment by Pac- W est to Pacific of all amounts invoiced by Pacific as of the effective date of this Settlement Agreement for any and all Traffic transported to and/or terminated by Pacific for the entire period prior to September 1,2002 and issuance of credit by Pacific, the balance of charges, credits and payments due from Pac-West to Pacific shall be zero (0) for any and all Traffic transported to and/or terminated by Pacific for the entire period prior to September 1, 2002. Neither Party shall send the other Party any further charges or claims related to the aforementioned Disputes. Each Party shall make the appropriate credit on the next applicable invoice sent after the execution date of this Settlement Agreement and receipt of the aforesaid payments. Except as otherwise provided in this Agreement, the above-referenced payments and credits shall be final and shall not be subject to any audit, verification, true-up, adjustment, or claim for refund.

4. Within three (3) business days of the execution of this Settlement Agreement by Pac- West and Pacific, Pac-West shall advise the CPUC that Pac-West withdraws with prejudice the complaint it filed with the CPUC on January 14, 2002, Case No. 02-01- 016, and shall request that the CPUC dismiss that complaint with prejudice. In the same notice to the CPUC, Pac-West and Pacific will request that, upon dismissal of Case No. 02-01-016 with prejudice, the Three Million Seven Hundred Seventy-Three Thousand Eight Hundred Forty Two Dollars and Nine Cents ($3,773,842.09) deposited by Pacific with the CPUC in connection with Pac-West's complaint, and any interest accrued on that amount while deposited with the CPUC, be disbursed to Pac-West. A copy of the notice to the CPUC described in this paragraph is attached as Attachment A and is incorporated herein.

Resolution of Issues.

5. The Parties agree that except as set forth below in the reservation of rights, the Parties have settled all issues, both known and unknown, regarding amounts owed by Pacific to Pac-West (whether billed, unbilled, known or unknown or otherwise) for (i) any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to September 1, 2002, (ii) for tandem switching and transport on any and all Traffic transported to and/or terminated by Pac-West for the entire period prior to September 1, 2002, (iii) any NIC Charges on Traffic for the entire period prior to September 1,2002, (iv) any charges or credits associated with the SONET facility and the DS-3 facilities carrying local interconnection traffic for the entire period prior to September 1, 2002, and (v) any charges or credits for local interconnection trunks to transport traffic to Pac-West's POI for the entire period prior to September 1, 2002. The Parties also agree that except as set forth below in the reservation of rights, the Parties have settled all issues, both known and unknown, regarding amounts owed by Pac-West to Pacific (whether billed, unbilled, known or unknown or otherwise) for reciprocal compensation for any and all Traffic transported to and/or terminated by Pacific for the entire period prior to September 1, 2002. Each Party reserves all of its rights to take any position on these types of charges after such specified time periods.

Reservation of Rights.

6. Pac-West and Pacific further agree that the subject matter of Pac-West Telecomm, Inc. v. Pacific Bell Telephone Company, Docket C.O2-03-011, pending before the CPUC, is outside of the scope of this Settlement Agreement, and that this CPUC proceeding will continue its course until separately settled or resolved by the CPUC.

7 This Settlement Agreement shall in no way prohibit, act as a waiver or acceptance, or otherwise preclude the Parties from: (i) challenging any arbitration decisions, or any other Commission order, or any other decision, opinion, order, rule, or regulation ordering it to pay reciprocal compensation on ISP traffic; or (ii) asserting any rights on any other issue relating to or arising out of the payment of reciprocal compensation on ISP traffic not expressly covered by this Settlement Agreement.

8. Pac-West hereby agrees that nothing contained in this Settlement Agreement constitutes or shall be deemed to constitute a waiver by Pacific of any right of recoupment and/or any right of set-off that Pacific may have with respect to Pac-West and, further agrees that any right of recoupment and/or any right of set-off that Pacific may have with respect to Pac-West or, in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, Pac-West' s estate shall survive and be preserved even after confirmation of any plan of reorganization despite any discharge that might be granted to Pac-West under Section 1141 of the Bankruptcy Code and any effect given to that discharge under Section 524 of the Bankruptcy Code.

Releases and Discharges.

9. Pac- West, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Pacific and its predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for compensatory, equitable and/or injunctive relief, general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which Pac-West has against Pacific arising directly or indirectly out of or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, any and all causes of action which Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized Pac-West entity (or their successors and assigns) may have against Pacific under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes for the entire period prior to September 1, 2002. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by Pac-West relating in any way to the aforementioned Disputes.

10. Pacific, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representatives, or any reorganized Pac-West (or their successors and assigns) and their predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for contract, tort and other claims, and including, without limitation, claims based on negligence or strict liability, compensatory, equitable and/or injunctive relief, general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which Pacific has against Pac-West arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, any and all causes of action which Pacific, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized Pacific entity (or their successors and assigns) may have against Pac-West under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes for the entire period prior to September 1, 2002. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by Pacific relating in any way to the aforementioned Disputes.

11. Notwithstanding anything contained in this Settlement Agreement to the contrary, the Parties acknowledge and agree, and it is the intent of the Parties that the only matters being resolved by this Settlement Agreement are the items explicitly defined as Disputes herein and that no other claims are encompassed within the releases granted in this Settlement Agreement.

12. Waiver of California Civil Code § 1542. With respect to the releases set forth above ("Releases"), Pac-West and Pacific further agree that if, subsequent to the execution of the Releases, Pac- West or Pacific incur or suffer loss, damage, or injuries that are in any way related to or caused by the Disputes set forth above, but that are unknown and unanticipated at the time the Releases are signed, the following applies:

(1) Pac-West or Pacific, as the case may be, assume the above-mentioned risks and understand that the Releases SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED RESULTS OF THE TRANSACTIONS AND OCCURRENCES DESCRIBED ABOVE AND DEFINED AS "DISPUTES", AS WELL AS THOSE KNOWN AND ANTICIPATED, and upon advice of counsel, Pac- West and Pacific do each hereby waive any and all rights under California Civil Code § 1542, which section has been duly explained and reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release."

(2) Pac-West and Pacific represent that they have each obtained the advice of legal counsel prior to signing these Releases, and that they execute these Releases voluntarily, with full knowledge of their significance, and with the express intention of effecting the legal consequences provided by California Civil Code § 1541, i.e., "the extinguishments of all obligations."

(3) This Settlement Agreement shall constitute and is a general release of the Disputes as defined herein. The Parties each represent and warrant to the other that they have not heretofore assigned or transferred, or purported to assign or transfer, any claim, demand, debt, liability or cause of action herein released. Except as otherwise expressly provided herein, the above Releases do not apply to the rights, liabilities and obligations created by this Settlement Agreement.

Effective Date.

13. The Parties agree that the terms and conditions of this Settlement Agreement shall take effect immediately upon execution of this Settlement Agreement; provided, however, that should any third party challenge this Settlement Agreement, or any portion thereof, in any venue for any reason and such challenge is successful in rescinding or otherwise reversing or nullifying any portion of this Settlement Agreement, then this Settlement Agreement shall be deemed void ab initio and each of the Parties shall be returned to the position that each was in prior to the execution of this Settlement Agreement. Both Parties will take all reasonable measures to defend this Settlement Agreement.

Confidentiality.

14. In consideration of this Settlement Agreement, the Parties agree and acknowledge that the terms of this Settlement Agreement are intended to be strictly confidential, and they agree not to disclose directly or indirectly any of the terms of the Settlement Agreement, other than the existence of this Settlement Agreement, to any person not a party to this Settlement Agreement, with the exception of disclosures to (1) their attorneys, for the sole purpose of obtaining legal counsel; (2) their accountants, and/or financial advisors, for the sole purpose of obtaining accounting or financial advice; (3) such governmental officers, including judicial courts, regulatory agencies or equivalent forums in order to enforce this Settlement Agreement or address any dispute hereunder; (4) the Securities and Exchange Commission as permitted in Paragraph 15 and (5) judicial court or regulatory agency as may be required by law. Subject to the exceptions identified in item (3) above, neither Party shall voluntarily offer this Settlement Agreement, its existence or its terms as evidence in any judicial, administrative or other legal proceedings between the Parties. The Parties agree that they will notify each other in writing within ten (10) calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this non-disclosure provision. Any notices required under this paragraph shall be served upon the Parties via telecopier and overnight priority mail as follows:

For Pac-West:

John Sumpter
Vice President --Regulatory Pac-West Telecomm, Inc. 1776 March Lane
Stockton, CA 95207 Telephone No. (209) 926-3136 Facsimile No. (209) 926-4585

For Pacific:

William R. Drexel
General Counsel -Industry Markets SBC Telecommunications Inc. 208 S. Akard St. Room 2900 Dallas, TX 75202
Telephone No. (214) 464-3081 Telecopier No. (214) 464-1626

15. The Parties explicitly acknowledge that some aspects of this settlement may be material events requiring appropriate disclosure by Pac-West in accordance with the regulations, guidelines, and requirements of the U.S. Securities and Exchange Commission. Further, the Parties agree that disclosure in substantially the following form by Pac-West (as to which disclosure, Pacific expresses no opinion regarding its adequacy, necessity or completeness under the securities laws or any other laws) will not be deemed to be a violation of Paragraph 14:

"On October 29, 2002, Pac-West entered into a Settlement Agreement with Pacific Bell regarding various disputes between the parties for charges billed by Pac-West in prior fiscal years and during 2002 through August 31st. Under the terms of the Settlement Agreement, Pacific agreed to pay Pac-West Fifteen Million Eight Hundred Thousand Dollars in settlement of those claims and we believe this settlement is fair."

No Admission.

16. This Settlement Agreement is not, and shall not, in any way be construed to be an admission by either Party, or any of their former or current parent companies, successors, assigns, affiliates, subsidiaries, directors, officers, employees and agents, that anyone of them has acted wrongfully and/or illegally in any manner and the settlement set forth herein shall not be construed by any person or in any court, agency or tribunal whatsoever as a present or past admission of liability.

Dispute Resolution.

17. The Parties agree that in the event of a default or violation hereunder, or for any dispute arising under this Settlement Agreement, the Parties shall follow the dispute resolution procedures set forth in the then current Interconnection Agreement.

Entire Agreement.

18. The Settlement Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Any modifications of this Settlement Agreement shall be in writing and signed by both Parties.

Governing Law.

19. The validity, construction, enforcement and effect of this Settlement Agreement shall be governed by the laws of the State of California, and all proceedings, legal or equitable, hereunder, must be brought before a court of competent jurisdiction.

Authority.

20. Each person whose signature appears on this Settlement Agreement on behalf of a Party represents that he or she has authority to bind such Party and acknowledges that the other Party is and will be acting in reliance upon said representation in acting upon the terms and conditions hereof.

Counterparts.

21. This Settlement Agreement may be signed in counterparts. The execution date of this Settlement Agreement shall be the date of the last required signature affixed hereto.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their duly authorized officers as of the day and year first above written.

Pac-West Telecom, Inc.

Signature:

Name: Wallace W. Griffin

(Print or Type)

Title: CEO

(print or Type)

Date: 10-31-02

SBC Telecommunications, Inc. on behalf of and as agent for Pacific Bell Telephone Company

Signature:

Name: Stan Sigman

Title: Group President and Chief Operating Officer

Date: 10/29/2002

ATTACHMENT A

October_, 2002

The Honorable Jacqueline A. Reed

Administrative Law Judge

California Public Utilities Commission

505 VanNess Avenue, Room 5006

San Francisco, CA 94102

Re: Pac-West Telecomm, Inc. vs. Pacific Bell Telephone Company, Case No. A.02-01-016

Dear Judge Reed

Pac-West Telecomm, Inc. ("Pac-West") and Pacific Bell Telephone Company ("Pacific Bell") have resolved the above-referenced formal complaint. Therefore, Pac-West hereby withdraws its complaint with prejudice, and requests that the Commission dismiss the complaint with prejudice. Pacific Bell Telephone Company concurs. The parties request that upon dismissal of the complaint, the $3,773,842.09 deposited by Pacific Bell with the Commission in connection with this case, and any interest accrued on that amount while deposited with the Commission, be disbursed to Pac-West.

Sincerely,

Theresa Cabral

Morrision & Foerster LLP

101 Ygnacio Valley Road

Walnut Creek, California 94546

Attorney for Pac-West Telecomm, Inc.

Gregory L. Castle

140 New Montgomery Street, 16th Floor

San Francisco, CA 94105

Attorney for Pacific Bell Telephone Company

cc: Ms. Betty Brandel, CPUC, Consumer Services Division

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